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                                                                     Exhibit 4.6


                           CERTIFICATE OF DESIGNATIONS
                                       OF
                              CPC OF AMERICA, INC.,
                              A NEVADA CORPORATION


         The undersigned, Rod A. Shipman, hereby certifies that:

         1. He is the duly elected and acting President, Chief Executive Officer and Secretary, of CPC of America, Inc., a Nevada corporation (the
"Corporation").

         2. The Corporation, in its Articles of Incorporation, has authorized 5,000,000 shares of preferred stock. The Board of Directors of the Corporation has previously designated 500,000 shares of the authorized preferred stock as Series A Preferred Stock, 500,000 shares of the authorized preferred stock as Series B Preferred Stock, 565,000 shares of the authorized preferred stock as Series C Preferred Stock and 820,000 shares of the authorized preferred stock as Series D Preferred Stock. The Corporation subsequently issued 79,293 shares of Series A Preferred Stock, none of which remain outstanding as of the date of this Certificate of Designations. The Corporation issued 185,144 shares of Series B Preferred Stock, none of which remain outstanding as of the date of this Certificate of Designations. The Corporation issued 359,780 shares of Series C Preferred Stock, of which 291,384 shares remain outstanding as of the date of this Certificate of Designations. The Corporation issued 819,336 shares of Series D Preferred Stock, of which 655,576 shares remain outstanding as of the date of this Certificate of Designations. No approval by the holders of Series C Preferred Stock or Series D Preferred Stock is required to designate additional series of preferred stock junior in rank.

         3. By resolution, the Board of Directors of the Corporation has also designated 1,666,667 shares of preferred stock authorized by the Articles of Incorporation as Series E Preferred Stock. No shares of Series E Preferred Stock have been issued.

         4. Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation has duly adopted substantially the following recital and resolution:

         WHEREAS, Article Third of the Articles of Incorporation of the Corporation, as amended, authorizes this Corporation to issue 5,000,000 shares of preferred stock, $.001 par value per share, issuable from time to time in one or more series (the "Preferred Stock").

         RESOLVED, the Board of Directors hereby determines that it is in the best interests of this Corporation to designate 1,666,667 shares of Series E Preferred Stock upon the following terms and conditions:

         Section 1. DESIGNATION. The fifth series of Preferred Stock shall be designated and known as "Series E Preferred Stock." The number of authorized shares constituting such Series shall be 1,666,667. The Series E Preferred Stock shall have a par value of $.001 per share.

         Section 2. DEFINITIONS. For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

                  "COMMON STOCK" shall mean the Company's $.0005 par value common stock.

                  "CONVERSION PRICE" shall mean $4.50 per share of Series E Preferred Stock subject to adjustment per Section 7, PROVIDED, HOWEVER, on the Maturity Date, the Conversion Price for the Series E Preferred Stock then in effect shall be adjusted to, and shall then mean, the lower of either (i) the amount which is equal to seventy-five percent (75%) of the average last "ask" price of the Common Stock for the thirty (30) trading days immediately preceding the Maturity Date as reported on any stock exchange or (ii) $4.50 per share; provided that the Conversion Price shall not be adjusted to an amount below $3.92.


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                  "INITIAL CONVERSION PRICE" shall mean $4.50 per share of
Series E Preferred Stock.

                  "JUNIOR STOCK" shall mean any capital stock of the Corporation, including without limitation the Common Stock, ranking junior to the Series E Preferred Stock with respect to dividends, distribution in liquidation or any other preferences, rights and powers.

                  "LIQUIDATION PREFERENCE" shall mean $6.00 per share of Series E Preferred Stock.

                  "MATURITY DATE" shall mean August 31, 2008 for the Series E Preferred Stock.

                  "PARITY STOCK" shall mean any capital stock of the Corporation ranking on a parity with the Series E Preferred Stock with respect to dividends, distributions in liquidation and all other preferences, rights or powers.

                  "PERSON" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "SENIOR STOCK" shall mean any capital stock of the Corporation ranking senior to the Series E Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

         Section 3. RANKING. The Series A Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Corporation, including the Common Stock and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized. The Series B Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank junior to the Series A Preferred Stock and rank senior to all other equity securities of the Corporation, including the Common Stock and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized. The Series C Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank junior to the Series A Preferred Stock and Series B Preferred Stock and rank senior to all other equity securities of the Corporation, including the Common Stock and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized. The Series D Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank junior to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock and rank senior to all other equity securities of the Corporation, including the Common Stock and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized. The Series E Preferred Stock shall, with respect to dividends and rights on liquidation, dissolution or winding up, rank junior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock and rank senior to all other equity securities of the Corporation, including the Common Stock and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized.

         Section 4. DIVIDENDS.

                           (a) The holders of shares of Series E Preferred Stock
shall be entitled to receive dividends at the rate of ten percent (10%) of the Liquidation Preference per share per year, payable annually ("Dividends"), when, as, and if declared by the Board of Directors of the Corporation. The Dividends shall commence to accrue on the date of purchase of such share and shall be payable commencing December 31, 2008 and on December 31 of each year thereafter, to holders of record on such date, unless earlier converted, at which time any accrued Dividends will be payable to the holder upon conversion. At the option of the Company, the Dividends shall be payable in cash in arrears ("Cash Dividend") or in shares of Common Stock at the rate of one share of Common Stock per accrued Dividends in the amount of the then effective Conversion Price ("Stock Dividend"). The Cash Dividend shall be payable only out of funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. The Cash Dividend shall be cumulative, so that if Dividends required to be paid on such stock for any year shall not have been declared or paid, the amount of the deficiency shall be paid in full, without interest, together with any Dividends due for the current year, before any distribution of any kind shall be paid to the holders of the Junior Stock. If holder makes a request for payment of a dividend accrued and payable, the Company shall, at its option, pay the dividend in cash or shares of common stock in accordance with this Section 4(a). No fractional shares of Common Stock will be issued in connection with the payment of Stock Dividends. In lieu of fractional shares of Common Stock, the Corporation shall issue one (1) additional share of Common Stock to each holder of Series E Preferred Stock entitled to a Stock Dividend not evenly divisible by the Conversion Price. The Corporation shall declare and pay the Stock Dividend on a current basis.

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                           (b) In addition to the Dividend, if any dividends or
other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock and the Series E Preferred Stock. The holders of Series E Preferred Stock shall receive a dividend in an amount that would be payable to such holders assuming that such shares had been converted on the record date for determining the stockholders of the Corporation entitled to receive payment of such dividends into the maximum number of shares of Common Stock into which such shares of Series E Preferred Stock are then convertible as provided in Section 7.

         Section 5. VOTING RIGHTS.

                           (a) Except as required by law, or as set forth in
Section 5(b) below, the holders of shares of Series E Preferred Stock shall have no voting rights.

                           (b) Unless the consent or approval of a greater
number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series E Preferred Stock shall be necessary to (1) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock or Parity Stock or any additional shares of Series E Preferred Stock, (2) authorize, adopt or approve any amendment to the Articles of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series E Preferred Stock, alter or change the powers, preferences or rights of the shares of Series E Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Articles of Incorporation or this Certificate of Designations so as to affect the shares of Series E Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Corporation, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

         Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

                           (a) In the event of any liquidation, dissolution or
winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock may be made, the holder of each share of Series E Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference of such share, plus any accrued and unpaid Dividends, as that term is defined in Section 4.

                           (b) If, upon any liquidation, dissolution or winding
up of the Corporation, the assets of the Corporation available for distribution to the holders of Series E Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution shall be distributed first to the holders of the Series E Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.


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         Section 7. CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

                           (a) RIGHT TO CONVERT. The outstanding shares of
Series E Preferred Stock shall be convertible, at the option of the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price, subject to adjustment as set forth in this Section 7.

                           (b) NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON
CONVERSION. The number of shares of Common Stock to be issued upon conversion of shares of Series E Preferred Stock shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Initial Conversion Price and the denominator of which is the Conversion Price in effect at that time and
(Y) is the number of shares of Series E Preferred Stock to be converted.

                           (c) ANTIDILUTION ADJUSTMENTS. The Conversion Price
and Liquidation Preference of the Series E Preferred Stock shall be adjusted from time to time in certain cases as follows:

                                    (i) DIVIDEND, SUBDIVISION, COMBINATION OR
RECLASSIFICATION OF COMMON STOCK. If the Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then in each such case, the Conversion Price and the Liquidation Preference in effect at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification shall be proportionally adjusted such that, in the case of the Conversion Price, the adjusted price will permit the number of shares of Common Stock into which the Series E Preferred Stock may be converted to be increased or reduced in the same proportion as the number of shares of Common Stock are increased or reduced in connection with such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event, if a dividend is declared, such dividend is not paid, the Conversion Price and Liquidation Preference shall be adjusted to the Conversion Price and Liquidation Preference in effect immediately prior to the record date of such dividend.

                                    (ii) DE MINIMIS ADJUSTMENTS. No adjustment
of the Conversion Price or Liquidation Preference shall be made if the amount of such adjustment would result in a change in the Conversion Price or Liquidation Preference per share of less than $.05 but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Conversion Price and Liquidation Preference in excess of $.05 per share. All calculations under this Section 7(c) shall be made to the nearest cent, or the nearest 1/100th of a share, as the case may be. If the Corporation shall, at any time or from time to time, issue Common Stock by way of dividends on any stock of the Corporation or subdivide or combine the outstanding shares of the Common Stock, such amount of $.05 (as theretofore increased or decreased, if such amount shall have been adjusted in accordance with the provisions of this clause) shall forthwith be proportionately increased in the case of a combination or decreased in the case of a subdivision or stock dividend so as appropriately to reflect the same. Notwithstanding the provisions of the first sentence of this Section 7(c)(ii), any adjustment postponed pursuant to this
Section 7(c)(ii) shall be made no later than the earlier of (a) two years from the date of the transaction that would, but for the provisions of the first sentence of this Section 7(c)(ii), have required such adjustment and (b) the date of any conversion of the shares of Series E Preferred Stock.

                                    (iii) FRACTIONAL SHARES. Notwithstanding any
other provision of this Certificate of Designations, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Series E Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares of Common Stock, the Corporation shall pay therefore, at the time of any conversion of shares of Series E Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Conversion Price then in effect.


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                           (d) REORGANIZATION AND RECLASSIFICATION ADJUSTMENT.
If there occurs any capital reorganization or any reclassification of the Common Stock of the Corporation, then each share of Series E Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization or reclassification in respect of that number of shares of Common Stock into which such shares of Series E Preferred Stock might have been converted immediately prior to such reorganization or reclassification; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series E Preferred Stock.

                           (e) MECHANICS OF CONVERSION. The option to convert
shall be exercised by surrendering for such purpose to the Corporation, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such person.

                           (f) CERTIFICATE AS TO ADJUSTMENTS. Whenever the
Conversion Price or the securities or other property deliverable upon the conversion of the Series E Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series E Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the shares of Series E Preferred Stock and the Common Stock, a certificate, signed by the Chairman of the Board, Chief Executive Officer or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the adjusted Conversion Price and the securities or other property deliverable per share of Series E Preferred Stock calculated to the nearest cent or to the nearest one one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

                           (g) RESERVATION OF COMMON STOCK. The Corporation
shall at all times reserve and keep available for issuance upon the conversion of the shares of Series E Preferred Stock, the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series E Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series E Preferred Stock.

                           (h) NO CONVERSION CHARGE OR TAX. The issuance and
delivery of certificates for shares of Common Stock upon the conversion of shares of Series E Preferred Stock shall be made without charge to the holder of shares of Series E Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

         Section 8. REDEMPTION OF SERIES E PREFERRED STOCK.

                           (a) At any time commencing upon the Maturity Date,
the Corporation shall have the right to redeem for cash out of funds legally available therefor, each share of Series E Preferred Stock. Redemptions pursuant to this Section 8(a) shall be made for a price per share equal to the Liquidation Preference plus an amount equal to the amount of all unpaid dividends payable in accordance with Section 4 hereof on each share of Series E Preferred Stock to be redeemed.


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                           (b) The Corporation shall give written notice of its
intention to redeem the Series E Preferred Stock as provided herein, to each holder thereof, at such holder's address as it appears on the transfer books of the Corporation, which notice shall specify (i) the total number of shares of Series E Preferred Stock being redeemed; (ii) the number of shares of Series E Preferred Stock held by the holder which the Corporation intends to redeem;
(iii) the date of redemption (which shall be at least 30 days from the date of mailing of such notice by the Corporation); and (iv) the redemption price. On or after the date of redemption, each holder of Series E Preferred Stock shall surrender his certificate for the number of shares to be redeemed as stated in the notice provided by the Corporation. Dividends will cease to accumulate on shares of Series E Preferred Stock called for redemption.

                           (c) For the purpose of determining whether funds are
legally available for redemption of shares of Series E Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law. If on the redemption date funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Series E Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption first of the Series E Preferred Stock pro rata according to the total redemption amount owed to each holder of Series E Preferred Stock as of the redemption date. The redemption requirements provided hereby shall be continuous, so that if such requirement shall not be fully discharged, funds legally available shall be applied therefor until such requirements are fully discharged in accordance with the preceding sentence.

         Section 9. NOTICE OF CERTAIN EVENTS. In case the Corporation shall propose at any time or from time to time (A) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (B) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (C) to effect any reclassification of its Common Stock, (D) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated result in the mandatory conversion of shares of Series E Preferred Stock, or (E) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Series E Preferred Stock via first class mail at such holder's address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify
(1) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (2) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten
(10) business days prior to the applicable record, determination or effective date, specified in such notice.

         Section 10. CERTAIN REMEDIES. Any registered holder of shares of Series E Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

         Section 11. METHOD OF ELECTION. For purposes of this Certificate of Designations, any election required or allowed to be made by the majority of the holders of Series E Preferred Stock shall be effective upon receipt by the Company of the written consent of a majority of such holders.

         Section 12. STATUS OF REACQUIRED SHARES. Shares of Series E Preferred Stock which have been issued and converted shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         The undersigned, Rod A. Shipman, President, Chief Executive Officer and Secretary of CPC of America, Inc. hereby declares and certifies under penalty of perjury that the foregoing Certificate is the act and deed of the Corporation and that the facts herein stated are true.

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         Executed at Irvine, California at the offices of Greenberg Traurig LLP on January 15, 2008.



                                /S/ ROD A. SHIPMAN
                                ------------------------------------------------
                                ROD A. SHIPMAN
                                President, Chief Executive Officer and Secretary



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STATE OF CALIFORNIA        )
                           ) SS.
COUNTY OF ORANGE           )



         On FEBRUARY 8, 2008, before me, DONNA BAMSEY, a Notary Public, personally appeared Rod A. Shipman, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

         I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

         WITNESS my hand and official seal.



                                           /S/ DONNA BAMSEY
                                           -------------------------------------
                                           Notary Public
(Seal)





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